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                          June 15, 2023

       Roger Franks
       General Counsel
       Lilium N.V.
       2385 NW Executive Center Drive
       Suite 300
       Boca Raton, FL 33431

                                                        Re: Lilium N.V.
                                                            Registration
Statement on Form F-3
                                                            Filed June 9, 2023
                                                            File No. 333-272571

       Dear Roger Franks:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Alex
King at 202-551-8631 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing